Exhibit 10.14.4

AMENDMENT FOUR TO THE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) is hereby entered into and effective as of October 24, 2016 (“Effective Date”), by and between Nasdaq, Inc. (“Company”), and Edward S. Knight (“Executive”) (Company and Executive, each a “Party” and together, the “Parties”).

WHEREAS, the Executive and Company (f/k/a/ The NASDAQ OMX Group, Inc.) entered into an employment agreement dated December 29, 2000, as subsequently amended by Amendment Number One, effective as of February 1, 2002, and as subsequently amended by Amendment Number Two, effective as of December 31, 2008, and as subsequently amended by Amendment Number Three, effective as of February 22, 2012 (collectively, the “Employment Agreement”);

WHEREAS, the Parties agree to amend the Employment Agreement as described below; and

NOW, THEREFORE, in consideration of Executive’s employment and continued employment with Company and the compensation paid or to be paid for Executive’s services during his employment, and the mutual covenants and promises contained herein, Executive agrees with the Company to amend the provisions of the Employment Agreement as set forth below.

The Employment Agreement is amended as follows:

1.	Section 1 is deleted and restated as follows:

Term of Employment. Subject to Section 9, the term of the Executive’s employment under this Agreement shall commence on December 30, 2000 (the “Effective Date”) and shall end on February 22, 2019 (the “Employment Term”).

2.	The first sentence of the second paragraph of Section 9(b) is amended and restated as follows:

Upon termination of the Executive’s employment hereunder for either Disability or death, the Executive or his estate (as the case may be) shall be entitled to receive (i) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (ii) all other current cash obligations of the Company to the Executive (e.g. unused vacation), (iii) any earned but unpaid Incentive Compensation with respect to the calendar year ended prior to the date of termination, payable in accordance with Section 4, and (iv) accelerated vesting of all unvested equity awarded to the Executive by the Company during the Employment Term, and in accordance with Section 6, each equity award agreement executed by the Executive and the Company shall describe the treatment of equity awards under this Section 9(b).

3.	Section 9(c) is amended and restated as follows:

(c) Termination by the Executive for Good Reason or by the Company without Cause. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for “Good Reason” as defined below upon not less than thirty (30) days written notice to the Company. For purposes of this Agreement “Good Reason” shall mean the Company (i) reducing the Executive’s position, duties, or authority, (ii) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in this position without reduction in position, duties, or authority, or (iii) committing any other material breach of this Agreement which is not remedied by the Company (if capable of remedy) within thirty (30) days after receiving notice thereof from the Executive.

If the Executive’s employment is terminated by the Company without “Cause” (other than by reason of his Disability or death) or the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary through the date of such termination, (ii) the Stay Pay Bonus provided by Section 8 hereof if not already paid, (iii) all other current cash obligations of the Company to the Executive (e.g. unused vacation), (iv) a pro-rata portion of the Incentive Compensation due the Executive pursuant to Section 4 and calculated in accordance with Section 4, and (v) any earned but unpaid Incentive Compensation with respect to the calendar year ended prior to the date of termination, payable in accordance with Section 4. In addition, the Executive shall be entitled to receive his Base Salary and Incentive Compensation through the later of (i) the balance of the Employment Term or (ii) twenty-four months from the date of such termination (the “Severance Period”). All amounts described in the two preceding sentences shall be paid in a lump sum within thirty (30) days following the termination date. The Company shall provide the Executive with continued health coverage with such cost of coverage to be provided, directly or indirectly, by the Company on at least a monthly basis for the Severance Period. In addition, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates the Agreement for Good Reason within one (1) year following a Change in Control, as defined in the Company’s Stock Plan, Executive’s outstanding performance share units, and/or any other forms of equity compensation issued during the Employment Term, shall vest in accordance with the terms of the Stock Plan. All other benefits, if any, due the Executive following termination pursuant to this Section 9(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

4.	Section 9(d) is amended and restated as follows:

(d) Termination by the Executive without Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for any reason upon 60 days notice to the Company. Upon a termination by the Executive pursuant to this Section 9(d) (provided that a termination by the Executive in accordance with a Non-Continuation Notice (defined below) shall not constitute a termination without Good Reason pursuant to this Section 9(d)) the Executive shall be entitled to his unpaid Base Salary through the date of termination, to be paid in accordance with the Company’s usual payroll practices as described in Section 3 above. Upon termination of the Executive pursuant to this Section 9(d), the Executive shall have no further rights, other than those set forth in this Section 9(d), to any compensation or any other benefits under the Agreement. All other benefits, if any, due the Executive following termination pursuant to this Section 9(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

5.	Section 9(e) is amended by renumbering as paragraph (f).

6.	Section 9 is amended by adding a new paragraph (e) to read as follows:

(e) Termination of Employment due to a Non-Continuation Notice. The Executive’s employment hereunder may be terminated by the Executive by providing at least 270 days prior written notice to the Company designating the termination as being pursuant to this Section 9(e) (a “Non-Continuation Notice”). Upon termination of the Executive’s employment pursuant to a Non-Continuation Notice, the Executive shall be entitled to receive: any unpaid Base Salary through the date of termination, (ii) all other cash obligations of the Company to the Executive (e.g. unused vacation), (iii) any earned but unpaid Incentive Compensation with respect to the calendar year ended prior to the date of termination, payable in accordance with Section 4, (iv) a pro-rata Incentive Compensation with respect to the calendar year in which the date of termination occurs determined in accordance with Section 4 and payable in substantially equal monthly installments for the twelve month period following the Executive’s date of termination with the first installment to be paid in the month following the date of termination, (v) the equity awards described in Section 6 and continued vesting of outstanding performance share units, and/or other forms of equity compensation issued during the Employment Term, based on actual performance during the respective performance periods. The Executive acknowledges and agrees that the compensation paid under this Section 9(e) is fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder, and is subject to the Executive complying in all material respects with his obligations under Section 10(b) or the Confidentiality Agreement. All other benefits, if any, due the Executive following termination pursuant to this Section 9(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that the Executive shall not participate in any severance plan, policy or program of the Company.

IN WITNESS WHEREOF, the Parties hereto acknowledge the acceptance of the terms of this Amendment as of the Effective Date, by the signatures of their respective duly authorized representatives.

EXECUTED

/s/ Edward S. Knight

Print Name:	Edward S. Knight

Nasdaq, Inc.

/s/ Bryan Smith

By:	Bryan Smith
Its:	SVP, Human Resources